[Community National Bank letterhead]



February 19, 1998



[Officer's name]
[Officer's address]
[Officer's address]

Dear [Officer's name]:

Community National Bank, a wholly-owned subsidiary of Community Bancorp, a Massachusetts corporation (the "Bank" and the "Holding Company") expects that during your tenure as an officer of the Bank, you will contribute to the growth and success of the Bank in significant ways, and that you will develop an intimate knowledge of the affairs of the Bank and of its policies, methods, personnel and problems.

The Board of Directors of the Bank (the "Board") recognizes that a change in control of the Bank or the Holding Company may occur and that the threat of such a change in control may result in the departure of management personnel to the detriment of the Bank, the Holding Company and its stockholders. The Board has determined that appropriate steps should be taken to reinforce and encourage the continued dedication of members of the Bank's management, including yourself, to their assigned duties in the face of the potentially disturbing circumstances arising from the possibility of such a change in control.

In order to induce you to remain in the employ of the Bank and to continue to perform your duties as an officer of the Bank in a manner which is, in your judgment, in the best interest of the Bank, the Bank hereby agrees to provide you with certain severance benefits in the event your employment with the Bank is terminated subsequent to a change in control under the circumstances described below.

1. Definitions. For purposes of this Agreement, the following terms shall have the meaning set forth below.

   (a) Change in Control. A "Change in Control" shall mean any "person" (as such term is used in Sections 13(d) and 14(d) and 14(d)(2) of the Securities Exchange Act of 1934) (other than the Holding Company or Dennis F. Murphy, Jr., his personal representatives or members of his immediate family) becomes the "beneficial owner" as

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                                     -2-

       defined in Rule 13d-3 thereunder), directly or indirectly, of securities of the Holding Company representing 51% or more of the combined voting power of the Holding Company's or the Bank's then-outstanding securities;

   (b) Retirement. Termination by the Bank or you of your employment based on retirement shall mean the mandatory or involuntary termination of your employment in accordance with the Bank's retirement policy, including early retirement, or in accordance with any retirement arrangement established with your consent with respect to you.

   (c) Disability. Disability shall mean your inability, as a result of your incapacity due to physical or mental illness, to perform the services required of you as an employee for a period of ninety (90) consecutive days.

   (d) Good Reason. For purposes of this Agreement only, "Good Reason" shall exist if any of the following shall be true:

       (i) You shall be required, subsequent to a Change in Control, to transfer your place of employment 30 miles or more from the present office of the Bank in Hudson, Massachusetts;

      (ii) There is a reduction in the rate of your salary or benefits from the Bank, provided that reductions applicable generally to all employees shall not constitute Good Reason; or

     (iii) There is a substantial negative change in the nature or scope of your duties, responsibilities, powers or authority or in your title, position or status with the Bank.

   (e) Cause. For purposes of this Agreement, the Bank shall be deemed to have "Cause" to terminate your employment only if:

       (i) You are convicted by a court of competent jurisdiction of any criminal offense involving dishonesty or breach of trust;

      (ii) You shall commit an act of fraud toward the Bank, the Holding Company or any subsidiary of either of them;

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                                         -3-

     (iii) You willfully refuse to perform the duties reasonably assigned to you by the Board, which failure or breach continues for more than ten (10) days after written notice given to you pursuant to a vote of the Board (exclusive of you if you are then a Director) at a meeting duly called for such purpose, such vote to set forth in reasonable detail the nature of such refusal;

      (iv) You engage in willful misconduct materially injurious to the Bank, the Holding Company or any subsidiary of either of them, monetarily or otherwise.

   (f) Resignation. Your voluntary resignation from employment with the Bank for any reason as set forth in a letter from you delivered to the Board.

2.  Compensation Upon Termination Following Change in Control.

   (a) If, within twenty-four (24) months after a Change in Control shall have occurred, your employment by the Bank shall be terminated by Bank other than for (i) Cause, (ii) Death, (iii) Disability or (iv) Retirement, or you shall terminate your employment by Resignation for Good Reason, then the Bank shall pay you within five days after the date of termination an amount equal to your annual base compensation paid to you by the Bank and includible in your taxable income for the 12 months preceding the Change in Control. In addition, the Bank shall provide the same health insurance coverage for you and your family, at the same cost, for one year after the termination of your employment that the Bank, or its successor, provides for its senior officers. The foregoing shall be in addition to payment of your full base salary through the date of termination at the rate then in effect, together with any accrued vacation pay and reimbursement of expenses.

   (b) You shall not be required to mitigate the amount of any payment provided for in the Section 2 by seeking other employment or otherwise, nor shall the amount of any payment provided for in this
       Section 2 be reduced by any compensation earned by you as the result of employment by another employer after the Date of Termination, or otherwise.

   (c) It is the intention of the parties to this Agreement that no payments by the Bank to or for your benefit under this Agreement shall be non-deductible to the Bank by reason of the operation of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"). Accordingly, notwithstanding any other provision hereof, if by reason of the operation of said Section 280G, any such payments, whether alone or when aggregated with other compensation, exceed the amount which can be deducted by the Bank, the amount of such payments shall be reduced to the maximum which can

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                                    -4-


       be deducted by the Bank.   To the extent that payments in excess of
       the amount which can be deducted by the Bank have been made to and for your benefit, they shall be refunded with interest at the applicable rate provided under Section 1274(d) of the Code, or at such other rate as may be required in order that no such payment to or for your benefit shall be non-deductible pursuant to Section 280G of the Code.

   (d) Notwithstanding any provision hereof to the contrary, no payment hereunder shall be made if it would violate any applicable law, rule or regulation, including without limitation, 12 C.F.R. Part 359, as promulgated by the Federal Deposit Insurance Corporation.

3. Successors; Binding Agreement. This agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there be no such designee, to your estate.

4. Notices. All notices and other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement provided that all notices to the Bank shall be directed to the attention of the Board with a copy to the President, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

5. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and such officer as may be specifically designated by the Board. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Commonwealth of Massachusetts.
    This Agreement is made under seal.

6. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement which shall remain in full force and effect.

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                                        -5-

7. Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Boston, Massachusetts, in accordance with the rules of the American Arbitration
    Association then in effect.   Notwithstanding the pendency of any such
    dispute or controversy, the Bank will pay you promptly an amount equal to your full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, base salary) and provide you with all compensation benefits and insurance plans in which you were participating when the notice giving rise to the dispute was given, until the dispute is finally resolved. Amounts paid under this Section 7 shall reduce any other amounts due under this Agreement.

8. Election of Benefits. An election by you to resign for Good Reason after a Change in Control under the provisions of this Agreement will not be deemed a voluntary termination of employment by you for the purpose of interpreting the provisions of any benefit plans, programs or policies. For purposes of this Section 8, rights to receive distributions under a qualified pension or profit sharing plan shall not constitute termination benefits.

If this letter correctly sets forth our agreement on the subject matter hereof, kindly sign and return to the Bank the enclosed copy of this letter which will then constitute our agreement.

Agreed to this 19th day of February, 1998.

COMMUNITY NATIONAL BANK


______________________________
I. George Gould
Chairman, Personnel Committee


______________________________
Dennis F. Murphy, Jr.
Member, Personnel Committee,
Chairman of the Board of Directors


______________________________
David W. Webster
Member, Personnel Committee


______________________________
Officer's Name